Exhibit 99.1

Michael R. Merson Joins AspenBio Pharma’s Board of Directors

CASTLE ROCK, CO., July 8, 2008 — AspenBio Pharma, Inc. (Nasdaq: APPY), an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for humans and animals, has appointed Michael R. Merson as a new independent member of its board of directors. This appointment brings the total number of company directors to seven, with five serving independently.

Merson is a highly seasoned health care executive, having founded and managed several healthcare organizations, from hospitals to health insurers. Since 2004, he has served as chairman of CareFirst Blue Cross/Blue Shield, the 16th largest health insurer in the United States, with annual revenues of approximately $7.0 billion and more than 3.2 million insured individuals. CareFirst is part of the BlueCross/Blue Shield group of insurance providers which collectively covers more than 100 million people in the United States.

Merson has a 30-year record of growth and development in the health care industry, including as president and CEO of Franklin Square Hospital (1982-1987), various positions including president and CEO of Helix Health, Inc. (1987-1998), and president of MedStar Health (1998-1999). Through Michael R. Merson, LLC and Yaffe & Company, he currently provides consulting services to primarily healthcare related enterprises, focusing on mergers and acquisitions, goal setting, business and governance issues, and executive compensation and benefits.

Merson has been active with the Maryland Hospital Association, including participating on its executive council and receiving its Distinguished Service Award. He also served as its chair of the professional practices committee and the rate regulation council. Merson has served on the boards of the Maryland Hospital Education Institute and the National Blood Association, in addition to serving on the board and executive committee of AmHS/Premier, Inc. Merson received his MBA in Health Care Administration from The George Washington University.

“We are pleased to have someone with Michael’s knowledge, wisdom and experience, join our board of directors,” said Greg Pusey, AspenBio Pharma’s chairman. “His healthcare expertise from a hospital and insurance perspective, combined with hands-on experience in founding and growing successful organizations, greatly benefits our board at this important stage in our development and as we pursue many exciting opportunities.”

About AspenBio Pharma
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery; development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and that have large worldwide market potential. The company was originally formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. AspenBio Pharma continues to advance the development and testing of its two first-generation blood-based human diagnostic tests designed to rapidly help diagnose or rule out appendicitis in patients complaining of abdominal pain. For more information, go to www.aspenbiopharma.com.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman
Tel 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860